Exhibit 99.1

PEABODY ENERGY News Release
CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
April 18, 2013

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED MARCH 31, 2013

•	First quarter revenues of $1.75 billion drive Adjusted EBITDA of $280 million

•	Diluted Loss Per Share from Continuing Operations totals ($0.05)

•	Cost containment initiatives benefit earnings and lead to additional $200 million in debt repayment

•	U.S. generation on pace to recover up to 75% of lost 2012 demand

•	China and India expected to import record coal volumes

ST. LOUIS, April 18 - Peabody Energy (NYSE: BTU) today reported first quarter 2013 revenues of $1.75 billion, leading to Adjusted EBITDA of $280.1 million. Loss from Continuing Operations totaled ($10.3 million) with Diluted and Adjusted Diluted Loss Per Share from Continuing Operations of ($0.05).
“Peabody's first quarter results reflect the success of strong cost containment programs across the global platform,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “We continue to aggressively reduce costs, exercise capital discipline, maximize cash flows and reduce debt. Within global markets, U.S. coal demand is rebounding, Chinese and Indian coal imports are rising, and additional production rationalization and project delays are taking place.”

RESULTS FROM PEABODY CONTINUING OPERATIONS
First quarter revenues declined 14 percent to $1.75 billion on reduced U.S. shipments and lower Australian prices. Australian revenues totaled $738.0 million compared to $854.1 million in the prior year on a 32 percent decline in realized pricing per ton that was partly offset by a 26 percent increase in shipments. Australian sales totaled 8.3 million tons, including 3.6 million tons of metallurgical coal and 2.7 million tons of seaborne thermal coal. U.S. revenues of $976.8 million decreased 12 percent from the prior year, driven by a 6.0 million ton decline in U.S. shipments.
Adjusted EBITDA totaled $280.1 million compared with $511.5 million in the prior year. Australian Mining Adjusted EBITDA of $100.4 million was impacted by approximately $250 million related to lower pricing, partly offset by higher volumes and lower costs per ton. Australian costs declined 10 percent to $77.15 per ton on improved productivity from PCI mines, higher production from expanded operations and cost reduction initiatives that more than offset external cost pressures and owner-operator transition costs. U.S. Mining Adjusted EBITDA totaled $272.8 million, as cost containment actions limited cost increases per ton despite lower volumes.
Loss from Continuing Operations totaled ($10.3 million) compared with Income from Continuing Operations of $183.0 million in the prior year. Results were affected by lower pre-tax earnings as well as higher depreciation, depletion and amortization expenses. Diluted Loss from Continuing Operations totaled ($0.05) per share with comparable results in Adjusted Diluted Loss from Continuing Operations.

Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended
	March	March
	2013	2012

Diluted EPS - (Loss) Income from Continuing Operations (1)	$(0.05)	$0.65
Remeasurement Expense Related to Foreign Income Tax Accounts	—	0.03
Adjusted Diluted EPS - (Loss) Income from Continuing Operations (2)	$(0.05)	$0.68

(1)	Reflects (loss) income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

(2)	Represents non-GAAP financial measures defined at the end of this release and illustrated in the reconciliation of Non-GAAP Financial Measures tables after this release.

Peabody remains focused on optimizing free cash flows and reducing debt levels. In the first quarter, the company generated operating cash flows of $271.7 million, repaid $100 million of debt and increased cash balances to $629.5 million. The company is repaying an additional $100 million of debt by May of 2013, raising debt repayments to $200 million by the end of the first half and more than $600 million over 12 months.
GLOBAL COAL MARKETS AND PEABODY'S POSITION
“While recent market dynamics have not yet translated into expected seaborne price increases, we see another year of import growth from China and India, growing Chinese steel production and new coal generation being built around the globe,” said Boyce.
Within global coal markets:

•
The second quarter metallurgical coal price benchmark for high-quality hard coking coal settled at $172 per tonne, rising for the first time in nine months. Benchmark low-vol PCI pricing settled at $141 per tonne, with the price spread to hard coking coal improving to 82 percent;

•	The annual thermal price benchmark for Newcastle-quality coal settled at $95 per tonne;

•
China's coal imports increased 30 percent through March and full-year imports are expected to rise more than 10 percent in 2013. Continuing urbanization trends drove a 9 percent increase in first quarter steel production, supporting a sharp increase in metallurgical coal imports over last year. China has announced GDP growth targets of 7.5 percent in 2013, driving additional coal demand and imports;

•
India's coal imports rose 25 percent in the first quarter as growing demand for coal generation and domestic supply constraints fuel higher seaborne needs. India has now surpassed Japan as the second largest thermal coal importer. India's coal generation increased 9 percent in the first quarter, and coal stockpiles remain well below target levels;

•	Japan's coal consumption is expected to strengthen in the second half of the year as 3.6 gigawatts of coal-fueled generation are expected to come on line;

•
European coal generation remains strong in response to high international natural gas prices, falling nuclear generation, and reliability and cost challenges of renewable power. In the first quarter, Germany's coal generation increased 16 percent. The country is expected to add approximately 4 gigawatts of coal generation in 2013, the largest increase in over 20 years, to provide low-cost reliable baseload generation; and

•
Constraints on global export supply are expected to continue in 2013 as legacy-priced contracts expire and marginal production is rationalized. Production cutbacks have been announced in the U.S., Australia and Canada, and other disruptions and delays have occurred in South Africa, Mongolia, Mozambique and Colombia.

Peabody expects global seaborne thermal demand to rise approximately 50 million tonnes in 2013 as approximately 75 gigawatts of new coal generation are scheduled to come on line. Over the next five years, over 450 gigawatts of new coal generation are projected to come on line, representing 1.4 billion tonnes of annual consumption at expected capacity utilization.
Urbanization trends in Asia are leading to continued growth in metallurgical coal demand. China is projected to have 15 to 20 million people move into cities each year over the next decade, requiring significant infrastructure investments. The company expects growing steel requirements to drive a 200 million tonne increase in global metallurgical coal demand by 2017, with Australia sourcing a significant amount of that growth.
Regarding Peabody's Australian platform, the company is settling the majority of its second quarter metallurgical coal contracts in line with benchmarks. The company continues to target 2013 metallurgical coal sales of 15 to 16 million tons. Peabody is settling approximately 30 percent of its anticipated 2013 thermal coal sales contracts in line with the new annual benchmark price. Seaborne thermal coal sales are targeted at 11 to 12 million tons in 2013, with 30 to 35 percent remaining to be priced later in the year. Peabody is targeting total 2013 Australia sales of 33 to 36 million tons.

U.S. COAL MARKETS AND PEABODY'S POSITION
“First quarter U.S. coal demand saw strong improvement over the prior year as generators switch back to coal and away from higher-priced natural gas in key regions,” said Boyce. “We now expect that during 2013, coal will recapture the vast majority of its 2012 demand that was lost to natural gas.”
Within U.S. coal markets:

•	Peabody now projects 2013 U.S. coal consumption for electricity generation will grow by 60 to 80 million tons over 2012 levels based on strong first quarter demand;

•
Coal demand increased 8 percent in the first quarter and accounted for approximately 40 percent of total electricity generation. Natural gas prices are more than double prior-year levels, leading to gas-to-coal switching that drove an 11 percent decline in natural gas generation;

•
This trend accelerated in March, when U.S. coal generation rose 15 percent while gas generation fell 16 percent on higher natural gas prices. Peabody expects sharply favorable year-over-year coal demand increases to continue in the second quarter; and

•
Coal shipments fell 10 percent in the first quarter, leading to an above-average customer stockpile drawdown. Powder River Basin and Illinois Basin customer inventories have now dropped approximately 20 percent below prior-year levels on a days-burn basis, and are on a pace to return to normal later this year.

Peabody's projected 2013 U.S. production is essentially fully priced, with 2014 sales 55 to 65 percent priced based on comparable 2013 production levels.

OPERATIONAL, CAPITAL AND COST UPDATE
Peabody's conversion to owner-operator status at the Wilpinjong and Millennium mines was successfully completed in April 2013, along with the conversion at the Wambo Open-Cut Mine, resulting in nearly 85 percent of Peabody's Australia production now owner operated. Additional actions are under way to convert the preparation plants at Coppabella and Moorvale to owner-operator status. The full benefits of these transitions are expected to be realized as the year progresses.
Peabody continues to be intensely focused on strong cost containment and capital discipline across the global platform. First quarter costs came in better than expected as cost containment programs began to take hold in all regions. Capital continues to be targeted at $450 to $550 million for sustaining capital and owner-operator conversions in Australia. Early-stage projects continue to be deferred, with timing dependent on market conditions.
Progress continues toward the second-half installation of top coal caving technology and preparation plant upgrades at the North Goonyella high-quality metallurgical coal mine. Also continuing are activities at the Metropolitan Mine to modernize and upgrade facilities, improve productivity and lower costs.

OUTLOOK
Peabody is targeting second quarter 2013 Adjusted EBITDA of $240 million to $300 million and Adjusted Diluted Earnings Per Share of ($0.25) to $0.01. Targets reflect expectations of increased Australian volumes and continued cost containment activities, partly offset by two longwall moves.
For the full year, Peabody is reducing its cost-per-ton targets in the United States and Australia, based on successful first quarter results. The company now targets U.S. cost per ton 2 to 3 percent lower than the prior year, and Australia costs of approximately $80 per ton as cost containment actions and productivity improvements partly mitigate external cost pressures and a higher-cost metallurgical coal mix.
The company is maintaining its targets of:

•	Total sales of 230 to 250 million tons, including U.S. sales of 180 to 190 million tons, Australian sales of 33 to 36 million tons, and the remainder from Trading and Brokerage activities;

•	Expected U.S. revenues per ton 5 percent to 10 percent below 2012 levels; and

•	Full-year depreciation, depletion and amortization levels approximately 10 percent higher than 2012 levels.

Peabody Energy is the world's largest private-sector coal company and a global leader in sustainable mining and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, go to PeabodyEnergy.com and CoalCanDoThat.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of April 18, 2013. These factors are difficult to accurately predict and may be beyond the company's control. The company does not undertake to update its forward-looking statements. Factors that could affect the company's results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility, particularly in higher-margin products and in the company's trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting and operational risks related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements with rail and port providers for coal delivery; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes; litigation, including claims not yet asserted; and other risks detailed in the company's reports filed with the Securities and Exchange Commission (SEC).

Included in the company's release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations. The company has defined below the non-GAAP financial measures that are used and has included in the following tables of this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, depreciation, depletion and amortization, asset impairment and mine closure costs and amortization of basis difference associated with equity method investments. Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States generally accepted accounting principles. Management uses Adjusted EBITDA as a key measure of operating performance and also believes it is a useful indicator of the company's ability to meet debt service and capital expenditure requirements.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share, respectively, excluding asset impairment and mine closure costs, net of tax, and the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management's opinion, excluding such impacts is useful in comparing the company's current results with those of prior and future periods. Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended March 31, 2013 and 2012

(Dollars in Millions, Except Per Share Data)
	Three Months Ended
	March	March
	2013	2012

Tons Sold (In Millions)	57.2	61.4

Revenues	$1,748.0	$2,020.7
Operating Costs and Expenses	1,389.4	1,421.8
Depreciation, Depletion and Amortization	170.7	142.9
Asset Retirement Obligation Expenses	19.0	15.0
Selling and Administrative Expenses	65.1	71.0
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(2.6)	(4.0)
Loss from Equity Affiliates:
Results of Operations	16.0	20.4
Amortization of Basis Difference	1.6	2.3
Loss from Equity Affiliates	17.6	22.7
Operating Profit	88.8	351.3
Interest Income	(5.9)	(8.1)
Interest Expense	101.3	102.0
(Loss) Income from Continuing Operations Before Income Taxes	(6.6)	257.4
Income Tax Provision:
Provision	2.1	65.5
Remeasurement Expense Related to Foreign Income Tax Accounts	1.6	8.9
Income Tax Provision	3.7	74.4
(Loss) Income from Continuing Operations, Net of Income Taxes	(10.3)	183.0
Loss from Discontinued Operations, Net of Income Taxes	(9.1)	(4.7)
Net (Loss) Income	(19.4)	178.3
Less: Net Income Attributable to Noncontrolling Interests	4.0	5.6
Net (Loss) Income Attributable to Common Stockholders	$(23.4)	$172.7

Adjusted EBITDA	$280.1	$511.5

Diluted EPS - (Loss) Income from Continuing Operations (1)(2)	$(0.05)	$0.65

Diluted EPS - Net (Loss) Income Attributable to Common Stockholders (1)	$(0.09)	$0.63

Adjusted Diluted EPS - (Loss) Income from Continuing Operations (1)	$(0.05)	$0.68

(1)	Weighted average diluted shares outstanding were 266.9 million and 270.9 million for the three months ended March 31, 2013 and 2012, respectively.
(2)	Reflects (loss) income from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Quarters Ended March 31, 2013 and 2012

	Three Months Ended
	March	March
	2013	2012

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$976.8	$1,108.7
Australian Mining Operations	738.0	854.1
Trading and Brokerage Operations	25.9	52.5
Other	7.3	5.4
Total	$1,748.0	$2,020.7

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.5	6.7
Western U.S. Mining Operations	37.6	43.4
Australian Mining Operations	8.3	6.6
Trading and Brokerage Operations	4.8	4.7
Total (1)	57.2	61.4

Revenues per Ton - Mining Operations
Midwestern U.S.	$51.39	$51.48
Western U.S.	17.04	17.54
Total - U.S.	22.14	22.10
Australia	89.30	130.34

Operating Costs per Ton - Mining Operations (2)
Midwestern U.S.	$34.25	$35.31
Western U.S.	12.77	12.77
Total - U.S.	15.96	15.80
Australia	77.15	85.23

Gross Margin per Ton - Mining Operations (2)
Midwestern U.S.	$17.14	$16.17
Western U.S.	4.27	4.77
Total - U.S.	6.18	6.30
Australia	12.15	45.11

Operating Profit per Ton	$1.55	$5.72

	Three Months Ended
	March	March
(Dollars in Millions)	2013	2012

Adjusted EBITDA - U.S. Mining Operations	$272.8	$316.2
Adjusted EBITDA - Australian Mining Operations	100.4	295.6
Adjusted EBITDA - Trading and Brokerage Operations	16.0	28.1
Adjusted EBITDA - Resource Management (3)	2.1	0.9
Selling and Administrative Expenses	(65.1)	(71.0)
Other Operating Costs, Net (4)	(46.1)	(58.3)
Adjusted EBITDA	280.1	511.5
Depreciation, Depletion and Amortization	(170.7)	(142.9)
Asset Retirement Obligation Expenses	(19.0)	(15.0)
Amortization of Basis Difference Related to Equity Affiliates	(1.6)	(2.3)
Operating Profit	88.8	351.3
Operating Cash Flows	271.7	395.5
Acquisitions of Property, Plant and Equipment	74.0	237.8

(1)	Metallurgical coal tons sold totaled 3.6 million and 2.9 million for the three months ended March 31, 2013 and 2012, respectively.
(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)	Includes Generation Development and Btu Conversion costs, costs associated with post-mining activities, loss from equity affiliates and provisions for certain litigation.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
March 31, 2013 and Dec. 31, 2012

(Dollars in Millions)
	(Unaudited)
	March 31, 2013	Dec. 31, 2012
Cash and Cash Equivalents	$629.5	$558.8
Receivables, Net	661.8	737.8
Inventories	566.0	548.4
Assets from Coal Trading Activities, Net	57.9	52.4
Deferred Income Taxes	33.6	56.4
Other Current Assets	503.3	621.7
Total Current Assets	2,452.1	2,575.5
Net Property, Plant, Equipment and Mine Development	11,597.7	11,801.7
Investments and Other Assets	1,422.1	1,431.8
Total Assets	$15,471.9	$15,809.0

Current Maturities of Debt	$139.5	$47.8
Deferred Income Taxes	4.7	—
Liabilities from Coal Trading Activities, Net	21.9	19.4
Accounts Payable and Accruals	1,494.1	1,606.9
Total Current Liabilities	1,660.2	1,674.1
Long-Term Debt	6,006.2	6,205.1
Deferred Income Taxes	477.6	577.3
Other Long-Term Liabilities	2,423.9	2,413.7
Total Liabilities	10,567.9	10,870.2
Stockholders' Equity	4,904.0	4,938.8
Total Liabilities and Stockholders' Equity	$15,471.9	$15,809.0

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended March 31, 2013 and 2012

(Dollars in Millions, Except Per Share Data)	Quarter Ended
	March	March
	2013	2012

Adjusted EBITDA	$280.1	$511.5
Depreciation, Depletion and Amortization	170.7	142.9
Asset Retirement Obligation Expenses	19.0	15.0
Amortization of Basis Difference Related to Equity Affiliates	1.6	2.3
Interest Income	(5.9)	(8.1)
Interest Expense	101.3	102.0
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	2.1	65.5
Adjusted (Loss) Income from Continuing Operations (1)	(8.7)	191.9
Remeasurement Expense Related to Foreign Income Tax Accounts	1.6	8.9

(Loss) Income from Continuing Operations, Net of Income Taxes	$(10.3)	$183.0

Net Income Attributable to Noncontrolling Interests	$4.0	$5.6

Diluted EPS - (Loss) Income from Continuing Operations(2)	$(0.05)	$0.65
Remeasurement Expense Related to Foreign Income Tax Accounts	—	0.03
Adjusted Diluted EPS - (Loss) Income from Continuing Operations	$(0.05)	$0.68

Reconciliation of Non-GAAP Financial Measures - Targets for the Quarter Ending June 30, 2013 (Unaudited)

(Dollars in Millions, Except Per Share Data)	Quarter Ending
	June 30, 2013
	Targeted Results
	Low	High

Adjusted EBITDA	$240	$300
Depreciation, Depletion and Amortization	170	180
Asset Retirement Obligation Expenses	21	19
Interest Income	(4)	(6)
Interest Expense	108	105
Income Tax Provision (Benefit) Before Remeasurement of Foreign Income Tax Accounts	18	(2)
Adjusted (Loss) Income from Continuing Operations (1)	(73)	4
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
(Loss) Income from Continuing Operations, Net of Income Taxes	$(73)	$4

Net Loss Attributable to Noncontrolling Interests	$(7)	$—

Diluted EPS - (Loss) Income from Continuing Operations(2)	$(0.25)	$0.01
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS - (Loss) Income from Continuing Operations	$(0.25)	$0.01

(1)	In order to arrive at the numerator used to calculate adjusted diluted EPS, it is necessary to deduct net (loss) income attributable to noncontrolling interests from this amount.
(2)	Reflects (loss) income from continuing operations, net of income taxes less net (loss) income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the Securities and Exchange Commission.